Exhibit 4.1

Execution Version

THE DUN & BRADSTREET CORPORATION

SENIOR DEBT SECURITIES

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 3, 2012

Supplemental to Indenture

Dated as of March 14, 2006

The Bank of New York Mellon,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of December 3, 2012, between The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”), under the indenture dated as of March 14, 2006, by and between the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Indenture provides for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, the Company has issued pursuant to, and there are outstanding under, the Indenture Securities of various series;

WHEREAS, Section 901(6) of the Indenture provides that the Company may enter into a supplemental indenture without the consent of Holders of Securities to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall neither (a) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (b) modify the rights of the Holder of any such Security with respect to such provision;

WHEREAS, the Company desires, pursuant to Section 901(6) of the Indenture, to supplement and amend the terms of the Indenture by amending Section 407 (Liens) and related definitions, and that such amendments apply only to Securities that are part of a series created on or after the date of this First Supplemental Indenture;

WHEREAS, Section 901(5) of the Indenture provides that the Company may enter into a supplemental indenture without the consent of Holders of Securities to cure any ambiguity, defect or inconsistency;

WHEREAS, the Company desires, pursuant to Section 901(5) of the Indenture, to correct certain cross-references in Article Six and Article Seven of the Indenture and to correct the use of an undefined term in Article Seven of the Indenture;

WHEREAS, the Company represents that all acts and things necessary to constitute these presents a valid indenture and agreement according to its terms have been done and performed, and the execution of this First Supplemental Indenture has in all respects been duly authorized by the Company, and the Company, in the exercise of its legal right and power in it vested, is executing this First Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

SECTION 101.	Definitions

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture, and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE TWO

AMENDMENTS

SECTION 201.	Amendment of Liens Covenant and Related Definition

(a) Amendment to Article One.

Section 101 of the Indenture is hereby amended by inserting the following definition, in appropriate alphabetical order:

‘“Hedging Transaction” means with respect to any person any (a) interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such person is party or a beneficiary or (b) foreign exchange contract, foreign exchange option contract, currency swap agreement or other similar agreement as to which such person is a party or a beneficiary.’

(b) Amendments to Article Four.

Section 407 of the Indenture is hereby amended as follows:

(1) by deleting “and” at the end of clause (i), renumbering clause (j) to be clause (k), replacing in new clause (k) the phrase, “clauses (a) through (i)” with the phrase, “clauses (a) through (j)” and inserting between clause (i) and new clause (k) a new clause (j) as follows:

“(j) solely when a determination is made in respect of Securities that are part of a series created on or after December 3, 2012, cash collateral provided to any counterparty of the Company or any Subsidiary in connection with any Hedging Transaction designed to protect the Company or any Subsidiary with respect to fluctuations in interest or currency exchange rates, as the case may be, and not entered into for speculative purposes; and”; and

(2) by replacing clause (b) with the following:

“(b) (i) when a determination is made in respect of Securities that are part of a series created before December 3, 2012, liens existing on the date of this Indenture and (ii) when a determination is made in respect of Securities that are part of a series created on or after December 3, 2012, liens existing on the date of issuance of the first Security of any such series;”.

SECTION 202.	Correction of Cross-References in Articles Six and Seven

(a) The references to “clause (2)” in Section 601 are each hereby replaced with a reference to “clause (3)”.

(b) The references to “Section 601(3) or (4)” in Section 602 and Section 707 are each hereby replaced with a reference to “Section 601(4) or (5)”.

(c) The references to “Section 601(1)” in Section 604, Section 608 and Section 705 are each hereby replaced with a reference to “Section 601(1) or (2)”.

SECTION 203.	Correction of Use of Undefined Term in Article Seven

Section 702(i) of the Indenture is hereby amended by replacing the term “Responsible Officer” with the term “Trust Officer.”

ARTICLE THREE

MISCELLANEOUS

SECTION 301.	Miscellaneous Provisions

(a) This First Supplemental Indenture is executed by the Company, and by the Trustee upon the Company’s request, pursuant to the provisions of Section 901 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

(b) This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

(c) The Trustee assumes no responsibility for the correctness of the recitals herein contained, and such recitals shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this First Supplemental Indenture or the due authorization and execution hereof by the Company.

(d) This First Supplemental Indenture and the Securities shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed all as of this day and year first written above.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Kathy Guinnessey
	Name:	Kathy Guinnessey
	Title:	Treasurer and Investor Relations Officer

Attest:	/s/ Richard S. Mattesich
Richard S. Mattessich
Vice President, Associate General Counsel Assistant Corporate Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Maryann Joseph
	Name:	Maryann Joseph
	Title:	Vice President

Trustee Signature Page to First Supplemental Indenture